SUBSCRIPTION AGREEMENT

First Choice Health Network, Inc.
1100 Olive Way, Suite 1480
Seattle, WA 98101-1838

Gentlemen:

1.Subscription. Overlake Hospital Medical Center, a Washington nonprofit corporation ("Overlake") hereby subscribes for and agrees to acquire Fifty-Eight Hundred (5,800) shares of Class B common stock (the "Stock") of First Choice Health Network, Inc., a Washington corporation (the "Company"), and the Company hereby accepts such subscription, upon approval of a majority of the Directors of the Company, all pursuant to the terms set forth herein.

2.	Purchase Price.  In consideration for such Stock, Overlake shall pay a total purchase price of $1,500,000, approximately $258.62 per share, payable in cash, $1,000,000 upon tender of this Subscription Agreement to the Company, $250,000 on December 15, 1997 and $250,000 on December 15, 1998.

3.	Stockholder Restrictions.  Except as otherwise specifically set forth in this Subscription Agreement, Overlake hereby acknowledges, adopts, accepts and agrees to be bound by all the terms and provisions of the Company's
Articles of Incorporation, Bylaws, the Agreement Among Class B Shareholders and Affiliates(when executed), and all other corporate documents binding upon or affecting Overlake or the Company's stockholders, which currently are the Company's Articles of Incorporation and Bylaws, this Subscription Agreement, and the Health Care Facility Services Agreement which Overlake will enter into as a provider of services to the Company.

4.	Overlake's Representations and Warranties.  Overlake hereby represents and warrants that:

(a)	Overlake is a Washington non-profit corporation in good standing in the state of Washington which has been granted tax exempt status as a charitable organization under Section 501(c)(3) of the Internal Revenue Code, is not formed for the specific purpose of acquiring the Stock, and has total assets in excess of $5,000,000.00;

(b)	The Stock is being acquired by Overlake for investment purposes only, for the account of Overlake and not with the view to any resale or distribution thereof, and Overlake is not participating, directly or indirectly, in an underwriting of such Stock and will not take, or cause to be taken, any action that would cause Overlake to be deemed an "underwriter" of such Stock as defined in Section 2(11) of the Securities
Act of 1933, as amended;

(c)	Overlake has received and has carefully read a copy of the Company's
Articles of Incorporation, its Bylaws, its most recent audited financial statements, its 1996 10-Q report, and, in connection therewith, to the best of Overlake's knowledge has not been denied access to any other materials, books, records, documents, and information relating to the Company, which has been requested, and has no reason to question the accuracy of and supplement the information contained therein;

(d)	Overlake acknowledges that Overlake has been offered an opportunity to ask questions of, and receive answers from the Company, its President and Chief Executive Officer, Gary R. Gannaway, and its Chief Financial Officer, Randy Barker, concerning the Company and its business, and that to the best of Overlake's knowledge all requests for such information has been fully complied with by them;

(e)	Overlake has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company, or Overlake has, together with its legal and financial advisors, such knowledge and experience in financial and business matters that Overlake and its legal and financial advisors are capable of evaluating the merits and risks of this investment;

(f)	Overlake has adequate means of providing for the current needs of its business and operations and possible contingencies, and Overlake has no need for liquidity with respect to its investment in the Company;

(g)	Overlake has been advised that an investment in the Company involves substantial risk and Overlake is able to bear the economic risk of its investment in the Company and can withstand a complete loss of such investment; that there is no public market for the Company's Stock; and that it may not be possible to liquidate the investment in the Stock in case of an emergency;

(h)	Overlake is authorized and otherwise duly qualified to acquire the Stock;

(i)	Other than as specifically provided in this Agreement, the Company has made no representations or warranties in connection with Overlake's purchase of the Stock; and

(j)	Prior to the time Overlake becomes committed to purchase the Stock,
Overlake knew of the restrictions on the Stock as described herein.

5.	Company's Representations and Warranties.  The Company hereby represents that:

	(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

	(b) The execution and delivery of this Subscription Agreement and consummation of the transaction contemplated hereby have been or will be presented for approval of the Board of Directors of the Company and, when approved by the Board of Directors, the Subscription Agreement constitutes a valid and legally binding obligation of the Company, and the Stock when delivered will be duly authorized and issued.

	(c) The Company has provided true and accurate copies of the following documents to Overlake: current Articles of Incorporation and Bylaws of the Company; a list of Class A shareholders of the Company (substantially correct but because of the large number of physicians and frequent physician changes is not representative as totally accurate); a list of Class B shareholders of the Company; shareholder agreements with Class B shareholders; form shareholder agreement with physicians; affiliation and participation contracts with public hospital districts; tax returns for the past three (3) years; audited financial statements for the past three
(3) year including the management representation letters; and unaudited financial statements for the period ending October 31, 1996. To the knowledge of the Chief Financial Officer, as of the execution date of this Agreement, the documents show what each purports to show and substantially correct; the unaudited financial position of the Company through the date of this Agreement is signed by the Company is not materially adversely different that the financial position of the Company as reflected in the October 31, 1996 unaudited financial statements. To the knowledge of the Chief Financial Officer the Company has substantially complied with and is not in default in any material respect under any laws or agreements to which the Company is a party.

	(d) To the knowledge of the Chief Financial Officer, no lawsuits or governmental investigations are currently pending against the Company and there are nor lawsuits threatened against the Company but not yet filed that are not covered by insurance.

6.	Restrictions on Transferability of Interests.  Although the Company is
a reporting company under Section 12 of the 1934 Securities and Exchange
Act, Overlake realizes that the Stock in the Company is not, and will not be, registered under the Securities Act of 1933, as amended (the "Act") or under the securities laws of any state. Overlake also understands that the Company has not agreed to register the Stock in the Company for distribution in accordance with the provisions of the Act or any applicable state securities laws, and that the Company has not agreed to comply with any exemption under the Act or any such laws for the resale of the Stock in the Company. Hence, Overlake understands that by virtue of the provisions of certain rules relating to "restricted securities" promulgated under the Act, the interest in the Company which Overlake has subscribed for hereby must be held indefinitely, unless and until subsequently registered under the Act and applicable state securities laws or unless an exemption from registration is available, in which case Overlake may still be limited with respect to the extent to which such interest may be transferred.

7.	Payment of Subscription.  Enclosed herewith is a cashier's or certified check payable to the order of the Company for the full amount currently due on this subscription. If this subscription is rejected by Company's Board of Directors, the funds delivered herewith shall be returned to Overlake, without interest or discount, as soon as practicable. Until the Company's Board of Directors approves this Subscription Agreement Overlake shall have the right, by written notice to the Company, to terminate this Agreement and obtain prompt repayment of the funds.

8.	Withdrawal.  Overlake may at any time, voluntarily withdraw from the
Company, as a shareholder, effective upon giving notice of its intent to do so to the Company. In such event, Company shall repurchase Overlake's Stock on the same terms and conditions as established pursuant to the Bylaws of the Company then in effect. If Overlake withdraws before making all of the subscription payments as provided in Section 2 above, all payments due after the date of withdrawal shall be forgiven by the Company, and Overlake shall have no obligation to make such payments. In the event Overlake withdraws after agreeing to a capital call, but prior to the payment thereof, Overlake shall not be required to pay such capital call payment.

9.	Change of Control.  Upon (a) transfer of fifty percent (50%) or more ownership interest in Overlake; (b) change of fifty percent (50%) or more control of Overlake (new directors or trustees selected for Overlake's governing board, in the ordinary course of governance shall not be considered a change of Control); or (c) transfer of the operations of Overlake through the transfer of a substantial portion of Overlake's assets to a person or entity who or which in not a Company shareholder, the Company may elect to repurchase Overlake's Stock in Company. The repurchase price shall be one-million dollars ($1,000,000) if the election is made within three years of the date that the Stock is originally issued to Overlake. If the election is made after such date, the repurchase price for Overlake's Stock in the Company shall be the greater of the following two amounts:

	(a)	The per share paid by the last Class B shareholder to acquire stock in the Company or participating public hospital district to join the Company prior to Overlake notifying the Company in writing of the transfer or change of control; or

	(b)	Overlake's proportionate share of the Company's "net shareholder equity" as calculated in the manner agreed to by the shareholders in the Shareholders' Agreement, when executed.

	If Overlake notifies Company in writing of a transfer described in this paragraph 8, the Company shall have sixty (60) days from the date of such notice to elect to repurchase Overlake's Stock in the Company. Article XVI of the Bylaws states and Overlake agrees that, notwithstanding the exercise of the Company's election under this paragraph 8, the Company may withhold payment for the repurchase of shares until such time as the Board of the Company determines that the Company is financially capable of making payment, in which case, Overlake shall retain control of such shares until repurchase payment is tendered.

	As an alternative to exercising its election to repurchase under this paragraph 8, the Company may allow admission of the new entity as a shareholder; see Article XVI of the Bylaws.

10.	Commitment of Competitiveness.   Overlake warrants that the facility
rates and prices for other services offered to or in effect for the Company and its subsidiaries for its various products are competitive with the rates offered to other payors for the same or similar products.

	This commitment is effective on the date of this Subscription Agreement and will remain in effect so long as Overlake remains a Company shareholder unless the commitment otherwise expires pursuant to paragraph 12 of this Agreement.

11.	Contract Negotiation and Administration.   Overlake agrees that for
three (3) years after the date that the Stock is originally issued under the terms of this Subscription Agreement, Overlake will act on its behalf in any contract negotiations and in all contract administration relating to agreements between Overlake and the Company or its subsidiaries and Overlake further agrees that it will not assign, delegate, or otherwise transfer such responsibility to any other person or entity without the Company's express written consent.

12.	Shareholder Agreement.   Overlake agrees to execute an Agreement Among
Class B Shareholders and Affiliates, containing terms applicable in the same manner to all such shareholders and affiliates, in substantially the same form attached hereto as Exhibit A, on the condition that all other
Class B shareholders and affiliated or participating District hospitals have executed the same agreement. If such an agreement is not executed by and between all Class B shareholder and affiliated or participating District hospitals within one-hundred and eighty (180) days of the issuance of the Stock to Overlake under this Subscription Agreement, then the rights and obligations of paragraph 10 of the Subscription Agreement shall automatically expire and shall no longer be enforceable between the parties. Overlake acknowledges and agrees that the repurchase price terms in paragraph 9 and the contract negotiation and administration terms of paragraph 11 of this Subscription Agreement shall supersede any inconsistent terms in the Shareholder Agreement for three (3) years after the date the Stock is originally issued under the terms of this Subscription Agreement.

13.	Notice.  Any notices or other communications in connection herewith shall be sufficiently given if sent by registered or certified mail, postage prepaid, and (i) if to the Company, at the address at the head of this Subscription Agreement, and (ii) if to Overlake, at the address set forth below, or (iii) at such other address as either Overlake or the Company shall designate to the other by notice in writing.

14.	Successors and Assigns.  This Subscription Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the successors and assigns of the Company and to the personal and legal representatives, heirs, guardians, successors, and permitted assignees of Overlake. Overlake shall not assign its interest or any rights or obligations hereunder without prior written consent of the Company.

15.	Applicable Law.  This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Washington and, to the extent it involves any United States statute, in accordance with the laws of the United States.

16.	Survival.  Company and Overlake agree that the rights, obligations and remedies set forth in this Agreement are intended to and shall survive the closing of the Stock acquisition contemplated hereunder and shall remain fully binding and enforceable against the parties.

IN WITNESS WHEREOF, Overlake has executed this Subscription Agreement, this
  ___  19th __  day of __December________, 1996.


   91-0652651
Tax Identification Number
Address:

Overlake Hospital Medical Center
1035 116th Avenue N.E.
Bellevue, WA 98004
Attention:  President and CEO


OVERLAKE HOSPITAL MEDICAL CENTER,
a Washington non-profit corporation


By        /s/  Kenneth D. Graham
Its      President & CEO

By       /s/  T. D.
Its      Vice President & CFO




Accepted:

FIRST CHOICE HEALTH NETWORK, INC.

By	     /s/  Gary R. Gannaway
     	Gary R. Gannaway,
      President and CEO


EXHIBIT A

Proposed Elements of an Agreement Among Class B Shareholders (Hospitals) and Contracting Public Hospital Districts

1.	Contract Participation
All Class B shareholders and contracting public hospital districts (hereafter collectively "Hospitals") shall have a right to participate, on a fair, reasonable and equitable basis, in all Hospital provider contracts with First Choice Health.

2.	Change of Control
Upon (a) transfer of fifty percent (50% or more ownership interest in a Hospital, (b) change of fifty percent (50%) or more control of a Hospital (new directors, trustees, or commissioners selected for governing boards in the ordinary course of governance shall not be considered a change of control), or (c) transfer of the operations of the Hospital through the transfer of a substantial portion of a Hospital's assets, to a person or entity who or which is not a Company shareholder, the Company may, at its election, repurchase the Hospital's Stock in the Company for a price equal to the greater of the following two amounts:

(a)	The per share price paid by the last Class B shareholder to acquire stock in the Company or participating public hospital district to join the Company prior to the Hospital notifying the Company in writing of the transfer or change of control; or

(b)	The Hospital's proportionate share of the Company's "net shareholder equity" as calculated in the manner agreed to by the shareholders in the Shareholders' Agreement, when executed.

When a Hospital notifies the Company in writing of a transfer or change of control described in this paragraph 2, the Company shall have sixty (60) days from the date of such notice to elect to repurchase Hospital's Stock or participating interest in the Company. Article XVI of the Bylaws states and Hospital agrees that, notwithstanding the exercise of the Company's; election under this paragraph 2, the Company may withhold payment for the repurchase of shares until such time as the Board of the Company determines that the Company is financially capable of making payment, in which case, the Hospital shall retain control of such shares and all rights under this Agreement until the repurchase payment is tendered.

As an alternative to exercising its election to repurchase under this paragraph 2, the Company may allow admission of the new entity as a shareholder, which shall be the case if the Company does not elect to purchase the shares as provided above; see Article XIV of the Bylaws.


Initial Here -  /s/ GG	              	Initial Here -   /s/ KG
             Gary Gannaway		                          	Kenneth Graham


3.	Merger of Two or More First Choice Health Owner Hospitals

In the event two (2) or more First Choice Health Hospitals merge or consolidate, the capital account of the surviving entity will reflect the combined capital contributions of the merging Hospitals. The surviving entity will hold the number of votes equal to those held by the merged hospitals. Public hospital districts do not vote given they do not hold stock in First Choice Health as a result of state law. To assure minority Class B shareholder rights, an eighty percent (80%) super-majority requirement will be required for liquidation, sale, merger and similar transactions.

4.	First Choice Health Hospital Acquires Non-First Choice Health Hospital

In the event a First Choice Health Hospital acquires a non-First Choice Health Hospital, the new hospital will be extended a hospital provider contract only following unanimous approval of the First Choice Health Hospitals. If unanimous consent is received, the terms and conditions of adding the new hospital will be as the Board of Directors determines.

5.	Commitment of Competitiveness

Hospital warrants that the facility rates and prices for other services offered to or in effect for First Choice Health Network, Inc., and its subsidiaries for its various products are competitive with the rates offered to other payors for the same or similar products.

This Commitment is effective on the date of this Agreement and will remain in effect so long as Hospital remains a First Choice Health Network, Inc., shareholder or affiliated Hospital. Hospital agrees to renew this Commitment at the request of First Choice Health Network, Inc., from time to time.

6.	Contract Negotiation and Administration

Hospital agrees that it will act on its own behalf in any contract negotiation and in all contract administration relating to agreements between the Hospital and First Choice Health Network, Inc., or its subsidiaries and the Hospital further agrees that it will not assign, delegate or otherwise transfer such responsibility to any other person or entity without First Choice Health Network's express written consent.

Initial Here -  /s/ GG	                  	Initial Here -  /s/ KG
               Gary Gannaway                           			Kenneth Graham